                                                                  EXHIBIT (d)(1)

                                                       EXECUTION COPY
                                                       --------------



         ============================================================

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      SECURITY CAPITAL GROUP INCORPORATED

                          HSD ACQUISITION CORPORATION

                                      and

                         HOMESTEAD VILLAGE INCORPORATED

                                  dated as of

                                  May 2, 2000

         ============================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                                          Page
                                                                                          ----

                                   ARTICLE I
                                   THE OFFER


Section 1.1      The Offer.............................................................     2
Section 1.2      Company Actions.......................................................     3
Section 1.3      Actions by Parent and Purchaser.......................................     4

                                   ARTICLE II
                                   THE MERGER

Section 2.1      The Merger............................................................     5
Section 2.2      Effective Time........................................................     5
Section 2.3      Effects of the Merger.................................................     5
Section 2.4      Charter and Bylaws of the Surviving Corporation.......................     6
Section 2.5      Directors.............................................................     6
Section 2.6      Officers..............................................................     6
Section 2.7      Conversion of Shares..................................................     6
Section 2.8      Conversion of Purchaser Common Stock..................................     6
Section 2.9      Options; Stock Plans..................................................     7
Section 2.10     Stockholders' Meeting.................................................     7
Section 2.11     Merger without Meeting of Stockholders................................     8

                                  ARTICLE III
                     DISSENTING SHARES; PAYMENT FOR SHARES

Section 3.1      Dissenting Shares....................................................      8
Section 3.2      Payment for Shares...................................................      9

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1      Organization and Qualification; Subsidiaries.........................      11
Section 4.2      Capitalization of the Company and its Subsidiaries...................      12
Section 4.3      Authority Relative to This Agreement; Consents and Approvals.........      12
Section 4.4      Proxy Statement; Offer Documents.....................................      13
Section 4.5      Consents and Approvals; No Violations................................      13
Section 4.6      No Default...........................................................      14
Section 4.7      No Undisclosed Liabilities...........................................      14
Section 4.8      Litigation...........................................................      14
Section 4.9      Brokers..............................................................      14
Section 4.10     Opinion of Financial Advisor.........................................      14
Section 4.11     Material Contracts...................................................      15
Section 4.12     Information Known to Parent..........................................      15

                                                                                           Page
                                                                                           ----

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND PURCHASER
Section 5.1      Organization and Qualification; Subsidiaries.........................       15
Section 5.2      Authority Relative to This Agreement.................................       16
Section 5.3      Consents and Approvals; No Violations................................       16
Section 5.4      Proxy Statement; Schedule 14D-9......................................       16
Section 5.5      Financing............................................................       17
Section 5.6      Ownership of Company Stock...........................................       17
Section 5.7      Conduct of Business of Purchaser.....................................       17

                                   ARTICLE VI
                                   COVENANTS

Section 6.1      Conduct of Business of the Company...................................      17
Section 6.2      Acquisition Proposals................................................      17
Section 6.3      Other Actions........................................................      18
Section 6.4      Access to Information................................................      18
Section 6.5      Additional Agreements; Reasonable Efforts............................      18
Section 6.6      Consents.............................................................      19
Section 6.7      Public Announcements.................................................      19
Section 6.8      Indemnification......................................................      19
Section 6.9      Employee Benefit Arrangements........................................      20
Section 6.10     Notification of Certain Matters......................................      21
Section 6.11     Stockholder Litigation...............................................      21
Section 6.12     State Takeover Laws..................................................      21

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1       Conditions to Each Party's Obligation to Effect the Merger..........      21
Section 7.2       Frustration of Closing Conditions...................................      22

                                  ARTICLE VIII
                        TERMINATION; AMENDMENTS; WAIVER

Section 8.1      Termination.........................................................       22
Section 8.2      Effect of Termination...............................................       24
Section 8.3      Amendment...........................................................       24
Section 8.4      Waiver..............................................................       24

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.1       Nonsurvival of Representations and Warranties......................       24
Section 9.2       Entire Agreement; Assignment.......................................       24

                                                                                          Page
                                                                                          ----
Section 9.3       Validity...........................................................       25
Section 9.4       Notices............................................................       25
Section 9.5       Governing Law......................................................       26
Section 9.6       Descriptive Headings...............................................       26
Section 9.7       Parties in Interest................................................       26
Section 9.8       Counterparts.......................................................       26
Section 9.9       Fees and Expenses..................................................       26
Section 9.10      Specific Performance...............................................       26
Section 9.11      Interpretation; Absence of Presumption.............................       27

                         ANNEX I           Conditions to the Offer

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 2,
                                              ---------
2000, by and among Security Capital Group Incorporated ("Parent"), a Maryland
                                                         ------
corporation, HSD Acquisition Corporation, a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Homestead Village
                                    ---------
Incorporated, a Maryland corporation (the "Company").
                                           -------

          WHEREAS, Parent beneficially owns 104,471,674 shares of the common stock, par value $0.01 per share, of the Company (each individually a "Common
                                                                       ------
Share" and together with the associated preferred share purchase right (the
-----
"Right") issued pursuant to the Rights Agreement dated as of May 16, 1996
------
between the Company and The First National Bank of Boston as Rights Agent (the

"Rights Agreement"), a "Share");
-----------------       -----

          WHEREAS, it is proposed that Purchaser acquire all of the issued and outstanding Shares not beneficially owned by Parent or Purchaser (references to Parent shall, where the context so requires, be deemed to refer to Purchaser as well);

          WHEREAS, it is proposed that Purchaser will make a cash tender offer (the "Offer") in compliance with Section 14(d)(1) of the Securities Exchange Act
      -----
of 1934, as amended (the "Exchange Act"), and the rules and regulations
                          ------------
promulgated thereunder to acquire all the issued and outstanding Shares for $4.10 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the
                                                 -----------
seller in cash, upon the terms and subject to the conditions of this Agreement and Annex I hereto; and that the Offer will be followed by the merger (the

"Merger") of Purchaser with and into the Company, with the Company being the
-------
surviving corporation, in accordance with the Maryland General Corporation Law ("MGCL"), pursuant to which each issued and outstanding Common Share not
  ----
beneficially owned by Parent will be converted into the right to receive the Offer Price upon the terms and subject to the conditions provided herein and in Annex I hereto;

          WHEREAS,  a special committee (the "Special Committee") of the Board
                                              -----------------
of Directors of the Company (the "Company Board") has received the written
                                  -------------
opinion (the "Fairness Opinion") of Stern Stewart & Co. (the "Financial
                                                              ---------
Advisor") to the effect that, based on, and subject to, the various assumptions
-------
and qualifications set forth in such opinion, as of the date of such opinion, the Offer Price to be received by the holders of the Shares (other than Parent or any of its affiliates, including the Company and its wholly owned Subsidiaries (as defined in Section 4.1)) pursuant to the Offer and the Merger is fair to such holders from a financial point of view;

          WHEREAS, the Special Committee has determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, and has voted to recommend to the Company Board that the Company Board approve this Agreement, and the Offer and the other transactions contemplated hereby; and

          WHEREAS, the Company Board has determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders and has voted to approve this Agreement, and recommend acceptance and approval by the Company's stockholders of, the Offer, the Merger, and the other transactions contemplated hereby; and

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Purchaser and the Company agree as follows:

                                   ARTICLE I

                                   THE OFFER


          Section 1.1.  The Offer.
                        ---------

          (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the conditions set forth in Annex I hereto (the "Tender Offer Conditions") shall exist after the date hereof and
             -----------------------
prior to the commencement of the Offer, as promptly as practicable, but not later than 10 business days following the date hereof, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase all outstanding Shares at the Offer Price and shall take the actions set forth in Section 1.3 below and shall take all other actions as required by any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation (each a "Law"). The obligation of Purchaser to accept for payment or
                    ---
pay for any Shares tendered pursuant thereto will be subject only to the satisfaction or waiver of the Tender Offer Conditions.

          (b) Without the prior written consent of the Special Committee, Purchaser shall not (i) impose conditions to the Offer in addition to the Tender Offer Conditions, (ii) modify or amend the Tender Offer Conditions or any other term of the Offer in a manner adverse to the holders of Shares, (iii) reduce the number of Shares subject to the Offer, (iv) reduce the Offer Price, (v) except as provided in the following sentence, extend the Offer if all of the Tender Offer Conditions are satisfied or waived, or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Purchaser may, in accordance with applicable Law, and without the consent of the Special Committee, extend the Offer at any time, and from time to time, (i) if at the then-scheduled expiration date of the Offer, any of the Tender Offer Conditions shall not have been satisfied or waived; or (ii) for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; for an aggregate period of not more than 20 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or
(ii) of this sentence (such aggregate period, the "Subsequent Offering Period").
                                                   --------------------------
So long as this Agreement is in effect, the Offer has been commenced, the Tender Offer Conditions have not been satisfied or waived Purchaser shall, and Parent shall cause Purchaser to, cause the Offer not to expire, subject, however, to Purchaser's and Parent's rights of termination under this Agreement. Parent and Purchaser shall comply with the obligations respecting prompt payment and announcement under the Exchange Act.

          (c) Parent and Purchaser represent that the Offer Documents (as defined in Section 1.3(a)) will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities Laws.

          (d) Parent shall provide or cause to be provided to Purchaser on a timely basis funds sufficient to accept for payment, and pay for, any and all Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          Section 1.2.  Company Actions.
                        ---------------

          (a) The Company shall file with the SEC and mail to the holders of Shares, on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9"), and shall
                                                 --------------
disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents that the Company Board and the Special Committee, at meetings duly called and held, have (i) determined by unanimous vote of the Directors voting, that the Offer and the Merger are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Offer, the Merger and this Agreement and the transactions contemplated hereby in accordance with the MGCL, (iii) resolved to recommend acceptance of the Offer and approval of the Merger by the Company's stockholders, and (iv) taken all action, if any, necessary to render Sections 3-601 through 3-604 and 3-701 through 3-709 of the MGCL inapplicable to the Offer and the Merger; provided, however, that such recommendations and approvals may be withdrawn, modified or amended to the extent that the Company Board or the Special Committee determines in good faith and on a reasonable basis, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company Board's fiduciary duties or the Special Committee's fiduciary duties, respectively, under applicable Law. The Company further represents that, prior to the execution hereof, the Financial Advisor has delivered to the Special Committee the Fairness Opinion. The Company further represents and warrants that it has been authorized by the Financial Advisor to reproduce the Fairness Opinion in full, and may also include references to the Opinion and to the Financial Advisor and its relationship with the Special Committee and the Company (in each case in form and substance as the Financial Advisor shall reasonably approve), in any statement on Schedule 14D-9 or proxy statement relating to the transactions contemplated hereby that the Company is required to file or distribute to its stockholders under the Exchange Act or other applicable Law. The Company further represents that it will file such other documentation and take such other actions as re-quired by Law to effect the purposes of this Agreement so long as such actions and filings are not inconsistent with the fiduciary duties of the Company Board or the Special Committee. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board and the Special Committee described in this Section 1.2(a).

          (b) The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law.

          (c) In connection with the Offer, the Company will promptly, or shall cause its transfer agent to promptly, furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial stockholders. Subject to the requirements of applicable Law, and except for such steps as are appropriate to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their affiliates, associates, agents and advisors shall hold in confidence and use only in connection with the Offer and the Merger the information contained in any such labels, listings and files, and, if this Agreement shall be terminated, will promptly deliver to the Company all copies of such information then in their possession.

          Section 1.3.  Actions by Parent and Purchaser. Provided that this
                        -------------------------------
Agreement shall not have been terminated in accordance with Article VIII and none of the Tender Offer Conditions exists after the date hereof and prior to the commencement of the Offer, as promptly as practicable, but no later than 10 business days following the date hereof, Parent and Purchaser shall file with the SEC a Tender Offer Statement and a Rule 13e-3 Transaction Statement on Schedule TO, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule TO"), with respect to the Offer, the Merger
                          -----------
and the other transactions contemplated hereby. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and
                                                       -----------------
forms of the related letter of transmittal and any related documents (the Schedule TO, the Offer to Purchase, the summary advertisement, and such other documents, together with all supplements or amendments thereto, collectively, the "Offer Documents"). The Offer Documents shall comply in all material
     ---------------
respects with the requirements of the applicable federal securities Laws. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Parent and Purchaser agree that the Company and its counsel shall be given an opportunity to review and comment on the Schedule TO before it is filed with the SEC. Parent and Purchaser shall provide the Company and the Special Committee and their respective counsel copies of any written comments and telephone notification of any oral comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall use their respective reasonable best efforts to respond to such comments promptly, shall provide the Company, the Special Committee and their counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including meetings and telephone conferences, relating to the Offer Documents, this Agreement or the transactions contemplated hereby, and shall provide the Company and the Special Committee copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel.

                                   ARTICLE II

                                   THE MERGER

          Section 2.1.  The Merger.  Upon the terms and subject to the
                        ----------
satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the MGCL, at the Effective Time (as defined below) Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). Parent may, upon notice to the Company, modify the structure of the Merger if Parent determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structural modification; provided that no such amendment shall reduce the Offer Price, change the form of consideration payable in the Offer, or otherwise adversely affect the Company or its stockholders or delay or hinder the transactions contemplated hereby.

          Section 2.2.  Effective Time.  As soon as practicable after the
                        --------------
satisfaction or waiver of the conditions set forth in Article VII, the Company and Purchaser shall cause articles of merger ("Articles of Merger") to be executed, verified and filed with, and delivered to in the manner required by the MGCL, the State Department of Assessment and Taxation of Maryland, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The time at which the Merger becomes effective in accordance with applicable Law is referred to as the "Effective Time." Prior to
                                                      --------------
the filing referred to in this Section 2.2, the closing will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

          Section 2.3.  Effects of the Merger.  From and after the Effective
                        ---------------------
Time, the Merger shall have the effects set forth in the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.4.  Charter and Bylaws of the Surviving Corporation.
                        -----------------------------------------------

          (a) Subject to the provisions of Section 6.8, the charter of Company as in effect immediately prior to the Effective Time shall continue to be the charter of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

          (b) Subject to the provisions of Section 6.8, the bylaws of Company in effect at the Effective Time shall continue to be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the charter and applicable Law.

          Section 2.5.  Directors.  The directors of the Company immediately
                        ---------
prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the charter and the bylaws of the Surviving Corporation.

          Section 2.6.  Officers.  The officers of the Company immediately prior
                        --------
to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the charter and the bylaws of the Surviving Corporation.

          Section 2.7.  Conversion of Shares.  At the Effective Time, by virtue
                        --------------------
of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time, (other than (i) any Shares held by Parent, Purchaser, any direct or indirect wholly owned Subsidiary of Parent or Purchaser (the "Parent Shares"), or by the Company
                                              -------------
or any wholly owned Subsidiary of the Company, which Shares shall remain outstanding, and (ii) Dissenting Shares (as defined herein)), shall by virtue of the Merger be cancelled and retired and shall be converted into the right to receive pursuant to Section 3.2 the Offer Price, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share or any replacement certificates representing such Shares as may be obtained from the transfer agent of the Company.

          Section 2.8.  Conversion of Purchaser Common Stock.  Purchaser has
                        ------------------------------------
outstanding 100 shares of common stock, par value $0.01 per share, all of which shares are entitled to vote with respect to approval and adoption of this Agreement. At the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 100 validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

          Section 2.9.  Options; Stock Plans.
                        --------------------

          (a) Prior to the consummation of the Offer, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the adjustment, effective at the Effective Time, of all the outstanding stock options, (the "Stock Options"),
                                                            -------------
heretofore granted under any stock option plan or agreement of the Company (such stock option plans or agreements being collectively referred to herein as the "Stock Plans"). Such adjustment shall occur in accordance with the terms of the
 -----------
Stock Plans and without any payment therefor.

          (b) The Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) each of the Stock Plans shall be adjusted, and (ii) no holder of Stock Options will have any right to receive any shares of stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Stock Option but instead shall be entitled to receive cash in accordance with the amended Stock Plans.

          Section 2.10.  Stockholders' Meeting.
                         ---------------------

          (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law, and provided that this Agreement shall not have been terminated:

        (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") to be held as soon as practicable
                       ---------------
following the acceptance for purchase of and payment for Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

        (ii) together with Parent, prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined herein) and, after consultation with each other, to respond as soon as practicable to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement"), which the parties agree shall comply as to form in all
 ---------------
material respects with all applicable Law, to be mailed to its stockholders at the earliest practicable date following expiration or termination of the Offer, and (B) subject to the fiduciary duties of the Company Board and the Special Committee under applicable Law, to obtain the necessary approvals of the Merger and this Agreement by Company stockholders representing a majority of the outstanding Common Shares entitled to vote at the Special Meeting (other than Parent Shares); and

        (iii) subject to the fiduciary duties of the Company Board and the Special Committee under applicable Law, include in the Proxy Statement (x) the recommendations of the Company Board and the Special Committee that stockholders of the Company vote in favor of the approval of the Merger and of this Agreement (except as set forth in the proviso to Section 1.2(a)) and (y) the Fairness Opinion.

          (b) Parent will vote, or cause to be voted, all Common Shares then owned by it, Purchaser or any of Parent's other Subsidiaries in favor of the approval of this Agreement.

          (c) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of each such occurrence and cooperate in the filing with the SEC and/or mailing to the Company stockholders of such amendment or supplement. Each of the parties agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information pertaining to one of the parties or, to such party's knowledge, any of its affiliates or its officers or directors, contained in or omitted from the Proxy Statement makes statements contained therein materially false or misleading, such party shall promptly so advise the other parties and provide such other parties with the information necessary to make the statements contained therein not false or misleading. In the event of such advice being given pursuant to the preceding sentence, the Company and Parent shall cooperate to promptly file with the SEC (after reasonable opportunity to Parent and the Company to review and comment thereon) any required amendments or supplements to the Proxy Statement and, to the extent required by law, disseminate such amendments or supplements to the Company stockholders.

          Section 2.11.  Merger without Meeting of Stockholders. Notwithstanding
                         --------------------------------------
Section 2.10, in the event that Purchaser shall acquire pursuant to the Offer such number of Common Shares which, when aggregated with the number of Common Shares currently beneficially owned by Parent, represents at least 90% of the total number of outstanding Common Shares on and after giving effect to the date of purchase, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with
Section 3-106 of the MGCL, including providing notice, as promptly as practicable, of the Merger to each stockholder of record of the Company in accordance with Section 3-106(d).

                                  ARTICLE III

                     DISSENTING SHARES; PAYMENT FOR SHARES



          Section 3.1.  Dissenting Shares.  Notwithstanding Section 2.7 or 3.2,
                        -----------------
Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has timely demanded and perfected the right, if any, for appraisal for such Shares in accordance with Sections 3-201 to 3-213 of the MGCL ("Dissenting
                                                                ----------
Shares") shall not be converted into the right to receive the Offer Price,
------
unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Offer Price. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate, any such demands.

          Section 3.2.  Payment for Shares.
                        ------------------

          (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") in effecting the payment of the Offer Price in respect of
 ------------
certificates that, immediately prior to the Effective Time, represent Shares (the "Certificates") entitled to payment of the Offer Price pursuant to Section
      ------------
2.7. At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Offer Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.7.

          (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each record holder of Certificates a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Offer Price in respect thereof. Upon the surrender of each such Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, as promptly as practicable, an amount equal to the product of (x) the Offer Price multiplied by (y) the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or Purchaser, any wholly owned Subsidiary of Parent or Purchaser, or by the Company or any wholly owned Subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Offer Price relating thereto. No interest or dividends shall be paid or accrued on the Offer Price. If the Offer Price (or any portion thereof) is to be delivered to any individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company, Governmental Entity (as defined in Section 4.5) or other legal entity (each, a "Person"), other than the
                                                        ------
Person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Offer Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, that the signatures on the Certificate shall be properly guaranteed, and that the Person surrendering such Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall be required to pay the full Offer Price in respect of any Shares represented by such Certificate; however, Parent may require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Paying Agent a form of affidavit claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to Parent, and the posting by such owner of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against Parent or the Paying Agent.

          (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the aggregate Offer Price relating thereto, without any interest or dividends thereon, except as required under applicable Law. Notwithstanding the foregoing, none of Parent, Purchaser, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined herein), and all of the rights of the holder of such Certificates have elapsed, the cash payment in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

          (d) Immediately prior to the Effective Time, the stock transfer books of the Company shall be closed, and, after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Offer Price relating thereto, as provided in this Article III.

          (e) From and after the Effective Time, the holders of Certificates representing Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. Such holders shall have no rights, after the Effective Time, with respect to such Shares except to surrender such Certificates in exchange for the Offer Price pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Sections 3-201 to 3-213 of the MGCL.

          (f) Each of Parent, Purchaser, Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Surviving Corporation, Purchaser or Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Surviving Corporation, Purchaser or Paying Agent, as the case may be.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the schedule delivered to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company
                                  ---------------------------
hereby represents and warrants to Purchaser and Parent as follows:


          Section 4.1.  Organization and Qualification; Subsidiaries.
                        --------------------------------------------

          (a) Each of the Company and its Subsidiaries (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has heretofore delivered or made available to Purchaser accurate and complete copies of the charter and bylaws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries. As used in this Agreement, "Subsidiary" shall mean, with respect to any party, any corporation or other
 ----------
organization, whether incorporated or unincorporated or domestic or foreign to the United States, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. The term "Company Material Adverse
                                                     ------------------------
Effect" means any event, change in or effect on the business of the Company or
------
its Subsidiaries, taken as a whole, that is or would reasonably be expected to be materially adverse to (i) the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities, of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be or would reasonably be expected to be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which the Company participates or the U.S. economy as a whole; or
(b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any action taken or inaction or decision made by Parent under the terms of the Investor Agreement (as defined below); provided further that the litigation, or the resolution thereof, listed in Paragraph 8 of
Schedule 4.8 shall be deemed not to be a Company Material Adverse Effect, however, any other litigation filed after the date hereof may be considered a Company Material Adverse Effect.


          (b) Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not own (i) any equity interest in any corporation or other entity, or (ii) marketable securities, where in either case the Company's equity interest in any entity exceeds 5% of the outstanding equity of such entity on the date hereof.

          Section 4.2.  Capitalization of the Company and its Subsidiaries.
                        --------------------------------------------------

          (a) The authorized stock of the Company consists of: 249,822,502 Common Shares and 177,498 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share ("Preferred Shares"). As of April 28, 2000,
                                   ----------------
120,031,477 Common Shares were issued and outstanding and no Preferred Shares were outstanding. All Common Shares have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights or other similar rights. Except as provided in the Rights Agreement, the Company has no commitments to issue or deliver any Common Shares except that, as of the date hereof, a total of 3,246,103 Common Shares are reserved for issuance pursuant to outstanding Options under the Stock Plans and 21,191,262 Common Shares reserved for issuance under the $221,000,000 principal amount Convertible Mortgages held by Archstone Communities Trust, a Maryland real estate investment trust (the "Convertible Mortgages"). The Preferred Shares are reserved for issuance upon exercise of the Rights. Since April 1, 2000, no shares of the Company's stock have been issued other than pursuant to Options already in existence on such date, and no Options have been granted. The Company has previously delivered to the Purchaser and Parent a correct and complete list of each outstanding Option, including the holder, date of grant, exercise price and number of Common Shares subject thereto. Except as set forth in Section 4.2 of the Company Disclosure Schedule, each of the outstanding shares of stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (as defined below). Except as set forth above, there are no Common Shares or Preferred Shares authorized, reserved, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security)
                 ----
any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

          (b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the stock of the Company or any of the Subsidiaries.

          Section 4.3.  Authority Relative to This Agreement; Consents and
                        --------------------------------------------------
Approvals.
---------

          (a) The Company has all the necessary corporate power and authority, and subject to obtaining stockholder approval, if necessary, has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, subject only to the matters set forth in Section

4.5. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and Purchaser, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally.

          (b) Each of the Special Committee and the Company Board have duly and validly approved this Agreement and the Special Committee has received the Fairness Opinion from the Financial Advisor.

          Section 4.4.  Proxy Statement; Offer Documents. The Proxy Statement
                        --------------------------------
will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent for inclusion in the Proxy Statement. None of the information supplied by the Company in writing specifically for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 are filed with the SEC and are first published or sent or given to holders of Common Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.5.  Consents and Approvals; No Violations. No filing with or
                        -------------------------------------
notice to, and no permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a "Governmental Entity") is required on the
                                      -------------------
part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth in Section 4.5 of the Company Disclosure Schedule, (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iii) the acceptance for record of the Articles of Merger pursuant to the MGCL, (iv) to comply with state securities or "blue-sky" Laws, or (v) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective charter or bylaws (or similar governing documents) of the Company or of any its Subsidiaries, (B) except as set forth in
Section 4.5 of the Company Disclosure Schedule, result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a "Contract"), to which the Company or any of its Subsidiaries is a party
         --------
or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or
(D) violate or infringe any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B), (C) or (D) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, which result from acts or omissions by, or the status of any facts pertaining to Parent or Purchaser.

          Section 4.6.  No Default.  Neither the Company nor any of its
                        ----------
Subsidiaries has any knowledge that the Company or any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or bylaws (or similar governing documents), (ii) any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) or (iii) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 4.7.  No Undisclosed Liabilities. Except as set forth in the
                        --------------------------
Company SEC Documents, neither the Company nor any of its Subsidiaries has knowledge that the Company or any of its Subsidiaries has incurred any, or has knowledge of any facts or circumstances that could give rise to any, liabilities or obligations of any nature, whether or not accrued, contingent, fixed, matured or otherwise, and whether or not required to be disclosed, that have, or could reasonably be expected to have, a Company Material Adverse Effect.

          Section 4.8.  Litigation.  Except as set forth in Section 4.8 of the
                        ----------
Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge that there is any civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation (each an "Action") pending
                                                                ------
or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its Subsidiaries or any of their respective properties or assets, or which would make the Company or any of its Subsidiaries a party in such Action, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in
Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has knowledge that the Company or its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 4.9.  Brokers. No broker, finder or investment banker (other
                        -------
than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Purchaser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Except as set forth in Section 4.9 of the Company Disclosure Schedule, no material financial advisory, legal, accounting, consulting or other fees and expenses are payable by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement.

          Section 4.10.  Opinion of Financial Advisor. The Financial Advisor has
                         ----------------------------
delivered its written opinion (the "Fairness Opinion") to the Special Committee
                                    ----------------
to the effect that, as of the date of such opinion, the Offer Price to be received in the transactions contemplated hereby by the holders of Shares (other than Parent and its affiliates, including the Company and its wholly owned Subsidiaries) is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified prior to consummation of the Offer or prior to the Effective Time, a copy of which opinion has been delivered to Purchaser.

          Section 4.11.  Material Contracts.  To the knowledge of the Company
                         ------------------
and its Subsidiaries all of the Contracts of the Company and its Subsidiaries that are required to be described in any forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder the "Securities Act") and the Exchange Act (any such
                            --------------
documents filed prior to the date hereof being collectively, the "Company SEC
                                                                  -----------
Documents") or to be filed as exhibits thereto are described in the Company SEC
---------
Documents or filed as exhibits thereto, respectively, and are in full force and effect and, upon consummation of the Offer and the Merger, shall continue in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. Neither the Company nor any of its Subsidiaries nor, any other party, to the knowledge of the Company, is in breach of or in default under any such Contract except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          Section 4.12.  Information Known to Parent. No representation or
                         ---------------------------
warranty is made by the Company as to any matter or condition which (a) C. Ronald Blankenship, A. Richard Moore, Jr. or Jeffrey A. Klopf (each a "Parent Designee") had actual knowledge of on or prior to the date of this Agreement (i) through written disclosure which the Parent Designee received, (ii) through a written or oral disclosure made by any officer or director of the Company or
(iii) through any means if any such Parent Designee freely acknowledges a clear recollection of such actual knowledge, (b) was the subject of any matter approved by Parent pursuant to the terms of the Investor Agreement or (c) was discussed at any meeting of the Board of Directors of the Company on or prior to the date of this Agreement or any committee of the Board on or prior to the date of this Agreement at which any Parent Designee was present.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND PURCHASER


          Parent and Purchaser represent and warrant to the Company as follows:


          Section 5.1.  Organization and Qualification; Subsidiaries. Parent is
                        --------------------------------------------
a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and each of Parent and Purchaser has all requisite corporate or other power and authority to own, lease and operate its properties and assets, and to carry on its business as now being conducted, except where the failure to be so qualified, organized, existing and in good standing or to have such power and authority would not reasonably be expected to have in the aggregate a Purchaser Material Adverse Effect (as defined below) on Purchaser or Parent. When used in connection with Purchaser or Parent, the term "Purchaser Material Adverse
                                               --------------------------
Effect" means any change or effect that is materially adverse to the ability of
------
each of Purchaser or Parent to consummate the transactions contemplated hereby or to perform its obligations under this Agreement.

          Section 5.2.  Authority Relative to This Agreement. Each of Parent and
                        ------------------------------------
Purchaser has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser, and assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally.

          Section 5.3.  Consents and Approvals; No Violations. No filing with or
                        -------------------------------------
notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Purchaser for the execution, delivery and performance by Parent and Purchaser of this Agreement or the consummation by Parent and Purchaser of the transactions contemplated hereby, except (i) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (ii) the acceptance for record of the Articles of Merger pursuant to the MGCL, (iii) to comply with state securities or "blue-sky" Laws,
(iv) as required to be made with the New York Stock Exchange and other applicable self-regulatory organizations, or (v) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by each of Parent and Purchaser nor the consummation by each of Parent and Purchaser of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective charter or bylaws (or similar governing documents) of Parent, Purchaser or any of their respective Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (C) violate any Law applicable to Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties or assets, except in the case of clauses (B) or
(C) for breaches, violations, infringements or defaults which could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          Section 5.4. Proxy Statement; Schedule 14D-9. None of the information
                       -------------------------------
supplied or to be supplied by Parent or Purchaser in writing for inclusion in the Proxy Statement, if any, the Schedule 14D-9 or other filings with the SEC required to effectuate the transactions contemplated by this Agreement will, at the respective times that the Proxy Statement, if any, the Schedule 14D-9 or such other filings are filed with the SEC and are first published or sent or given to holders of Common Shares, and in the case of the Proxy Statement, if any, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 5.5. Financing. Parent has available, and will provide
                       ---------
Purchaser with, all funds necessary to consummate the Merger and the transactions contemplated by this Agreement.

          Section 5.6.  Ownership of Company Stock. Except for Parent's Shares
                        --------------------------
and except as listed on Section 5.6 of the Parent Disclosure Schedule, neither Parent nor, to its knowledge, any of its Subsidiaries or affiliates (other than the Company), (i) beneficially owns directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of stock of the Company or securities convertible into or exchangeable for shares of stock of the Company.

          Section 5.7.  Conduct of Business of Purchaser. Purchaser was formed
                        --------------------------------
solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE VI


                                   COVENANTS

          Section 6.1.  Conduct of Business of the Company.  Except (i) as set
                        ----------------------------------
forth in Section 6.1 of the Company Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as agreed in writing by Purchaser, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its and their respective operations only in the ordinary course of business consistent with past practice, and the terms of the Investor Agreement dated as of October 17, 1996 as amended through the date hereof by and between the Company and Parent, (the "Investor Agreement"), and seek to preserve intact its current business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve its business relationships including customers.

          Section 6.2.  Acquisition Proposals.  From and after the execution of
                        ---------------------
this Agreement, the Company shall promptly advise Parent in reasonable detail of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or acquisition of more than 5% of its issued and outstanding stock or any material portion of the assets of the Company or its Subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), including identifying the offeror
                   -----------------------
and the terms of any proposal relating to an Acquisition Transaction. The Company shall promptly advise Parent of any material development relating to such proposal, including the results of any discussions or negotiations with respect thereto. Neither the Company nor any of its Subsidiaries shall provide any non-public information to any third party (other than Parent, Purchaser or any of their respective affiliates or advisors) without having entered into a customary confidentiality agreement with respect to such information.

          Section 6.3.  Other Actions. Each of the Company, on the one hand, and
                        -------------
Parent and Purchaser, on the other hand, shall not, and shall use commercially reasonable efforts to cause their respective Subsidiaries and affiliates not to, take any action that would result in (i) any representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Offer or the Merger set forth in
Article VII and Annex I not being satisfied.

          Section 6.4.  Access to Information. Between the date hereof and the
                        ---------------------
consummation of the Offer and/or Effective Time, as the case may be, the Company will give Parent and Purchaser and their authorized representatives reasonable access to all employees, hotels, offices, and other facilities and properties and to all books and records of the Company and its Subsidiaries, will permit Purchaser to make such inspections as Purchaser shall reasonably request and will cause the Company's officers and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Purchaser may from time to time reasonably request. The Company shall furnish promptly to Parent and Purchaser a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws.

          Section 6.5.  Additional Agreements; Reasonable Efforts.
                        -----------------------------------------

          (a) Upon the terms and subject to the conditions of this Agreement, each of Parent, Purchaser and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the satisfaction of the conditions to the consummation of the Offer or the Merger, and (iii) contesting any legal proceeding challenging the Merger, and (iv) the execution of any additional instruments, including the Articles of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provision of the MGCL, each party hereto agrees to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the stockholder vote, if any, with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use reasonable best efforts to take all such necessary action.

          (b) Each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated hereby. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of any permits, licenses, variances, exemptions, orders and other authorizations, consents and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted (the "Company Permits") are
                                                   ---------------
required as a result of execution of this Agreement or consummation of the transactions contemplated hereby, the Company shall use its commercially reasonable best efforts to effect such transfers.

          Section 6.6.  Consents.  Subject to other provisions contained in this
                        --------
Agreement, Parent, Purchaser and the Company each will use all reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby.

          Section 6.7.  Public Announcements. Parent, Purchaser and the Company,
                        --------------------
as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as determined in good faith by Purchaser or the Company, as the case may be.

          Section 6.8.  Indemnification.
                        ---------------
          (a) The Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective certificates or charter or bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the consummation of the last to occur of any of the transactions contemplated hereby shall survive such consummation and shall continue in full force and effect, and no action shall be taken by the Surviving Corporation during the six year period beginning on the last to occur of any of the transactions contemplated hereby if such action could reasonably be expected to materially reduce any such rights to indemnification or exculpation. To the maximum extent permitted by law, such indemnification shall be mandatory rather than permissive, and the Company or the Surviving Corporation, as the case may be, shall advance expenses in connection with such indemnification.

          (b) Purchaser shall cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than six (6) years from the consummation of the last to occur of any of the transactions contemplated hereby, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the last to occur of any of the Transactions contemplated hereby to the extent available; provided that in no event shall the Company or the Surviving

Corporation, as the case may be, be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto, and
 --------------
provided, further, that, if the Surviving Corporation is unable to obtain the insurance called for by this Section 6.8(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

          Section 6.9.  Employee Benefit Arrangements.  (a) The Company will not
                        -----------------------------
take any action which could prevent or impede the adjustment of the Stock Plans, in accordance with Section 2.9(a), and any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the stock of the Company or any Subsidiary of the Company in each case effective prior to the Effective Time. The Company, as instructed by Parent, shall take all steps necessary or appropriate so that as of the Effective Time, each person who holds a Stock Option that is adjusted pursuant to Section 2.9(a) shall receive an amended award in accordance with the provisions of the Stock Plans.

          (b) Subject to Section 6.9(c), Purchaser and the Company and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and other commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of the Company or its Subsidiaries; provided, however, that this undertaking shall not prevent Parent, Purchaser or the Company or its Subsidiaries from enforcing or complying with any such commitments in accordance with its terms, including, exercising any right permitted thereunder or under applicable law to amend, modify, suspend, revoke or terminate any such commitment in whole or in part. Any workforce reductions carried out following the Effective Time by Parent or the Company or any of its Subsidiaries with respect to employees of the Company and its Subsidiaries shall be carried out in accordance with all laws and regulations governing the employment relationship and termination thereof, including the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder and any analogous state or local law.

          (c) Each of the Company Employee Benefit Plans in effect as of the date hereof shall be maintained in effect with respect to the employees or former employees of the Company and its Subsidiaries who are covered by any such Company Employee Benefit Plan immediately prior to the Effective Time (the "Affiliated Employees") until Parent, Purchaser or the Company or its
 --------------------
Subsidiaries otherwise determines after the Effective Time; provided, however, that nothing herein contained shall limit any right contained in any such Company Employee Benefit Plan or under applicable law to amend, modify, suspend, revoke or terminate any such Company Employee Benefit Plan; and provided, further, however, that Parent, Purchaser or the Company or their Subsidiaries shall cause the Affiliated Employees to be provided with employee benefits for a period of not less than one year following the Effective Time which are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates. Without limiting the foregoing, with respect to any benefit plan established to replace any Company Employee Benefit Plan (each such plan, a "New Plan"), each participant in any such Company Employee Benefit
              --------
Plan shall receive credit for purposes of eligibility to participate and vesting under such New Plan for service credited for the corresponding purpose under such Company Employee Benefit Plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit or cause any such Company Employee Benefit Plan or New Plan to fail to comply with the applicable provisions of the Code or ERISA.

          (d) With respect to any New Plan which is a welfare benefit plan, other than limitations, exclusions or waiting periods that are already in effect with respect to Affiliated Employees and that have not been satisfied as of the Effective Time, such New Plan shall waive all limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and provide each Affiliated Employee with full credit for co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements applicable to the same calendar year under such New Plan.

          Section 6.10.  Notification of Certain Matters. Parent, Purchaser and
                         -------------------------------
the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          Section 6.11.  Stockholder Litigation.  The Company shall give Parent
                         ----------------------
reasonable opportunity to participate in the defense of any stockholder litigation against the Company and/or its officers and directors relating to the transactions contemplated hereby.

          Section 6.12.  State Takeover Laws. Prior to the Effective Time, the
                         -------------------
Company shall, upon the request of Purchaser, take all reasonable steps to assist in any challenge by Purchaser to the validity or applicability of any state takeover Law to the transactions contemplated by this Agreement, including the Offer and the Merger.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER


          Section 7.1.  Conditions to Each Party's Obligation to Effect the
                        ---------------------------------------------------
Merger. The respective obligations of Parent, Purchaser and the Company to
------
consummate the Merger and the transactions contemplated hereby are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

          (a)  Purchase of Shares. Purchaser shall have accepted for payment
               ------------------
Shares pursuant to the Offer in accordance with the terms hereof.

          (b)  Injunctions; Illegality.  The consummation of the Merger shall
               -----------------------
not be restrained, enjoined or prohibited by any Law or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal. Each party agrees that, in the event that any such Law shall have been enacted, entered, promulgated or enforced, such party shall use its reasonable best efforts to cause such Law to be complied with, lifted or vacated.

          (c)  Stockholder Approval; Notice of Merger. This Agreement and the
               --------------------------------------
Merger shall have been approved by the affirmative vote of the stockholders of the Company to the extent required by the MGCL and the charter and bylaws of the Company; and in the event the Merger shall be consummated pursuant to Section
2.11 of this Agreement, the notice requirement in Section 3-106(d) of the MGCL shall have been satisfied and the 30-day period required by Section 3-106(d) of the MGCL for notice to minority stockholders of the Company prior to the filing of Articles of Merger shall have expired.

          Section 7.2.  Frustration of Closing Conditions. Neither Parent,
                        ---------------------------------
Purchaser nor the Company may rely on the failure of any condition set forth in
Section 7.1 to be satisfied if such failure was caused solely by such party's own failure to use reasonable best efforts to consummate the Merger and the transactions contemplated hereby, as required by and subject to Sections 6.3 and 6.5.

                                  ARTICLE VIII

                        TERMINATION; AMENDMENTS; WAIVER


          Section 8.1. Termination. This Agreement may be terminated and the
                       -----------
Offer (subject to applicable securities laws) and the Merger may be abandoned at any time prior to the Effective Time notwithstanding any requisite approval of this Agreement by the stockholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent or the Company if (i) the consummation of the Merger shall have been restrained, enjoined or prohibited by any Law or ruling of a court of competent jurisdiction or any Governmental Entity which has become final and nonappealable, or there shall have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which permanently prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal, provided that the party terminating this Agreement pursuant to this Section 8.1(b) shall have used all commercially reasonably efforts to have any such ruling vacated; or (ii) the Effective Time shall not have occurred on or before the date which is six months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by Parent if, due to an occurrence or circumstance which would result in a failure to satisfy any of the Tender Offer Conditions, Purchaser shall have (i) failed to commence the Offer within the time period prescribed in
Section 1.1(a), (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for Shares pursuant to the Offer by the date which is four months from the date hereof, unless, in each case, such failure to commence the Offer or accept or pay for Shares shall have been caused by or resulted from a material breach of any of Parent's or Purchaser's representations, warranties or covenants;

          (d) by the Company if, Purchaser shall have (A) failed to commence the Offer within the time period prescribed in Section 1.1(a), (B) terminated the Offer without having accepted any Shares for payment or (C) failed to pay for Shares pursuant to the Offer by the date which is four months from the date hereof, unless, in each case, such failure to satisfy any of the Tender Offer Conditions, to commence the Offer or to accept and pay for the Shares shall have been caused by or resulted from a material breach of any of the Company's representations, warranties or covenants;

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, the Special Committee recommends another offer or an agreement to effect a proposal made by a third party (other than an affiliate of Parent) to effect an Acquisition Transaction having terms which the Special Committee has determined in good faith (i) based upon the advice of a nationally recognized investment banker, to be more favorable to the Company and its stockholders (other than Parent and Purchaser) than the Offer and the Merger and (ii) after consultation with counsel for the Special Committee, that failure to terminate this Agreement would be inconsistent with the fiduciary duties of the Special Committee under applicable Law; or

          (f) by Parent if the Special Committee or the Company Board (i) shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or (ii) shall have approved or recommended another offer or an agreement to effect a proposal made by a third party (other than an affiliate of Parent) to effect an Acquisition Transaction or (iii) shall have resolved to effect any of the foregoing; or

          (g) by Parent or by the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), as the case may be, in the event of any of
(A) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section (f) of Annex I, substituting the words Parent or Purchaser for Company where applicable when referring to a Company right of termination pursuant to this provision), which breach cannot be or has not been cured within 20 business days after the giving of written notice to the breaching party of such breach; (B) a material breach by the other party of any of the obligations or agreements contained herein, which breach cannot be or has not been cured within 20 business days after the giving of written notice to the breaching party of such breach; or (C) a Company Material Adverse Effect exists (in which case Parent may terminate this Agreement) or a Parent Material Adverse Effect exists (in which case the Company may terminate this Agreement).

          Section 8.2.  Effect of Termination.  In the event of a termination
                        ---------------------
and abandonment of this Agreement by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(f), the Company shall promptly, but in no event later than the date of such termination, pay Parent all of Parent's and Purchaser's reasonable fees and expenses (including expenses of counsel) incurred in connection with this Agreement or the transactions contemplated hereby. In addition to the preceding, in the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of this Section 8.2 and Sections 9.5 and 9.9, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from any liability for any breach of this Agreement.

          Section 8.3.  Amendment.  Subject to applicable Law, this Agreement
                        ---------
may be amended by action taken by the Company, Parent and Purchaser at any time before or after approval of this Agreement by the stockholders of the Company (if required by applicable Law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

           Section 8.4. Waiver. At any time prior to the Effective Time, any
                        ------
party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                 MISCELLANEOUS

          Section 9.1.  Nonsurvival of Representations and Warranties. The
                        ---------------------------------------------
representations, warranties and covenants made herein shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.3, Section 2.9, Article III, Section 6.8 and Section 6.9 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

          Section 9.2.  Entire Agreement; Assignment. This Agreement (i)
                        ----------------------------
constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) shall not be assigned by operation of Law or otherwise; provided, however, that Purchaser may assign any or all of its rights and obligations under this Agreement to any Subsidiary or affiliate of Purchaser, but no such assignment shall relieve Purchaser or Parent of its obligations hereunder if such assignee does not perform such obligations.

          Section 9.3.  Validity.  If any provision of this Agreement, or the
                        --------
application thereof to any Person or circumstance, is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible in the circumstances, and the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, shall be enforced to the greatest extent permitted by applicable Law. The provisions of this Agreement are thus agreed to be severable.

          Section 9.4.  Notices.  All notices, requests, claims, demands and
                        -------
other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

          (a)  If to Security Capital Group Incorporated or HSD Acquisition
Corporation:

               Security Capital Group Incorporated
               125 Lincoln Avenue
               Santa Fe, New Mexico  87501
               Attention: Jeffrey A. Klopf, Esq.
               Facsimile Number:  (505) 980-8920

          With a copy, which will not constitute notice, to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Adam O. Emmerich, Esq.
               Facsimile Number:  (212) 403-2234

          (b)  If to Homestead Village Incorporated:

               Homestead Village Incorporated
               2100 RiverEdge Parkway
               Atlanta, Georgia  30328
               Attention:  James C. Potts
               Facsimile Number:  (770) 303-0019

          With copies, which will not constitute notice, to:

               King & Spalding
               1100 Louisiana
               Houston, Texas  77002-3200
               Attention:  Randolph C. Coley, Esq.
               Facsimile Number:  (713) 751-3280
               and

               Mayer, Brown & Platt
               190 South LaSalle
               Chicago, Illinois  60603
               Attention:  Edward J. Schneidman, Esq.
               Facsimile Number:   (312) 701-7711

          Section 9.5.  Governing Law.  This Agreement shall be governed by and
                        -------------
construed in accordance with the Laws of the State of Maryland, without regard to the principles of conflicts of Law thereof. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the federal and state courts in the State of Maryland in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

          Section 9.6.  Descriptive Headings. The descriptive headings herein
                        --------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 9.7.  Parties in Interest. This Agreement shall be binding
                        -------------------
upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 6.8 and 6.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 9.8.  Counterparts.  This Agreement may be executed in two or
                        ------------
more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          Section 9.9.  Fees and Expenses.  Whether or not the Merger is
                        -----------------
consummated, except as otherwise specifically provided in Section 8.2, all costs and expenses incurred in connection with the Offer, this Agreement and the Merger shall be paid by the party incurring such expenses.

          Section 9.10.  Specific Performance.  The parties hereto agree that
                         --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, provided, that this
Section 9.10 shall have no force and effect from and after the termination of this Agreement in accordance with Section 8.1.

          Section 9.11.  Interpretation; Absence of Presumption. (a) For the
                         --------------------------------------
purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (3) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified,
(4) the word "or" shall not be exclusive, (5) provisions shall apply, when appropriate, to successive events and transactions, and (6) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                              SECURITY CAPITAL GROUP
                              INCORPORATED

                              By:
                                 ---------------------------
                                 Name:
                                 Title:

                              HSD ACQUISITION CORPORATION

                              By:
                                 ---------------------------
                                 Name:
                                 Title:

                              HOMESTEAD VILLAGE
                              INCORPORATED

                              By:
                                 ---------------------------
                                 Name:
                                 Title:

                                    ANNEX I
                                    -------

                            CONDITIONS TO THE OFFER
                            -----------------------

          THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") TO WHICH THIS ANNEX I IS ATTACHED.

          Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC) pay for, and may delay the acceptance for payment of, any Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if at any time on or after the date of the Merger Agreement and prior to the acceptance for payment for Shares, any of the following conditions exists or shall have occurred and remain in effect:

          (a) there shall be pending any material Action by any Governmental Entity, or any Law proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, (i) seeking to or which does prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of the Company's or any of its Subsidiaries' businesses or assets, (ii) seeking to or which does make the acceptance for payment of, or the payment for, some or all of the Shares illegal or otherwise prohibiting, restricting or significantly delaying consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company or Purchaser any damages that are material in Parent's view in relation to the Company and its Subsidiaries as taken as a whole, (iii) seeking to or which does impose material limitations on the ability of Purchaser, or renders Purchaser unable, to acquire or hold or to exercise effectively all rights of ownership of the Shares, including, the right to vote any Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect in Parent's view the business, assets or operations of the Company, its Subsidiaries or Purchaser or any of their respective affiliates, or (iv) which otherwise would reasonably be expected to have a Company Material Adverse Effect; provided that Parent and Purchaser shall have used all commercially reasonable efforts to cause any such Action or Law to be vacated or lifted, or

          (b) there shall have occurred any change that would reasonably be expected to constitute a Company Material Adverse Effect; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc. or The Nasdaq Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war or other international or national calamity directly or in-directly involving the United States, (iv) any limitation (whether or not mandatory) by any U.S. governmental authority or agency that would reasonably be expected to have a material adverse affect on either Parent or Purchaser and on the extension of credit by banks or other financial institutions, (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 15% in the Standard & Poor's 500 Index for any one week period, or (vi) in the case of any of the foregoing, existing at the date of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

          (d) the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) (i) the Company Board based on the recommendation of the Special Committee shall have withdrawn, changed or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal, or shall have adopted any resolution to effect any of the foregoing, (ii) the Special Committee or the Company Board shall have recommended any proposal other than this Agreement in respect of an Acquisition Proposal, (iii) the Special Committee or the Company Board shall have continued discussions with any third party concerning an Acquisition Proposal for more than ten (10) business days after the date of receipt of such Acquisition Proposal, or (iv) an Acquisition Proposal that is publicly disclosed and that contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) shall have been commenced, publicly proposed or communicated to the Company and the Special Committee or the Company Board shall not have rejected such proposal within ten (10) business days of the earlier to occur of (A) the Company's receipt of such Acquisition Proposal and (B) the date such Acquisition Proposal first becomes publicly disclosed; or

          (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) as of the date of the Merger Agreement or on and as of the expiration date as though made on and as of the expiration date (except to the extent any such representation or warranty expressly speaks as of an earlier or different date, and except for changes contemplated or permitted by the terms hereof) except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to "Company Material Adverse Effect," "material" or similar qualifications) would not, in the aggregate, be reasonably likely to have a Company Material Adverse Effect; or

          (g) the Company shall not have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date.

          The parties acknowledge that the Tender Offer Conditions set forth above in this Annex I are for the sole benefit of Parent and Purchaser, that Parent or Purchaser may assert the failure of any of the Tender Offer Conditions regardless of the circumstances (other than any circumstance arising solely by any action or inaction by Parent or Purchaser) giving rise to any such failure, that the Company shall not assert the failure of, or waive, any such condition without the prior written consent of Parent and Purchaser, and that if Parent or Purchaser elects to waive any such condition to the Offer (which Parent or Purchaser may do in whole or in part at any time and from time to time), the Company shall cooperate and comply with such election. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

          Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.



                                      I-3